Exhibit 5.1

September 29, 2003

Urologix, Inc.

14405 21st Avenue North

Minneapolis, MN 55447

Re:	Opinion of Counsel as to Legality of Shares of Common Stock to be Registered Under the Securities Act of 1933, as amended.

Ladies and Gentlemen:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended on Form S-8 of 225,000 shares of Common Stock, $.01 par value, of Urologix, Inc. (the “Company”) issuable upon proper exercise of a ten-year stock option granted to Fred B. Parks under a stock option agreement with a grant date of May 27, 2003 (the “Option”).

As counsel for the Company, we advise you that it is our opinion, based on our familiarity with the affairs of the Company and upon our examination of pertinent documents, that the 225,000 shares of Common Stock issuable upon exercise of the Option, when paid for and issued, will be validly issued and lawfully outstanding, fully paid and nonassessable shares of Common Stock of the Company.

The undersigned hereby consent to the filing of this opinion with the Securities and Exchange Commission as an Exhibit to the Registration Statement with respect to said shares of Common Stock under the Securities Act of 1933, as amended.

Very truly yours,

/S/    LINDQUIST & VENNUM P.L.L.P.

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